SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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SAEXPLORATION HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SAEXPLORATION HOLDINGS, INC.
1160 Dairy Ashford Rd., Suite 160
Houston, Texas 77079

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 17, 2014

TO THE STOCKHOLDERS OF SAEXPLORATION HOLDINGS, INC.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of SAExploration Holdings, Inc., a Delaware corporation, will be held at 10:00 a.m., Eastern Time, on July 17, 2014, in Executive Boardroom No. 1 on the 14th Floor of the Grand Hyatt New York, 109 East 42nd Street, New York, NY 10017. You are cordially invited to attend the annual meeting, which will be held for the following purposes:

(1)	to elect three directors to our board of directors as Class A directors serving until the annual meeting of stockholders to be held in 2017;
(2)	to vote on a proposal to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2014; and
(3)	to transact such other business as may properly come before the meeting or any adjournment thereof.

Our board of directors has approved and recommends that you vote “FOR” the election of the three nominated directors, consisting of Jeff Hastings, Brent Whiteley and Gary Dalton, and “FOR” ratification of the selection of Grant Thornton LLP.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the annual meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

/s/ Brent Whiteley

Brent Whiteley
Chief Financial Officer, General Counsel and Secretary
June 25, 2014

This proxy statement is dated June 25, 2014, and is first being mailed to our stockholders on or about June 27, 2014.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q.	Why am I receiving this proxy statement?
A.	The board of directors of SAExploration Holdings, Inc. is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the 2014 Annual Meeting of Stockholders of SAExploration Holdings, Inc. The meeting will be held in Executive Boardroom No. 1 on the 14th Floor of the Grand Hyatt New York, 109 East 42nd Street, New York, NY 10017, on July 17, 2014, at 10:00 a.m., Eastern Time. The proxies also may be voted at any adjournments or postponements of the meeting.

When used in this proxy statement, “SAE,” “Company,” “we,” “our,” “ours” and “us” refer to SAExploration Holdings, Inc. and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.

We were incorporated in Delaware on February 2, 2011, under the name Trio Merger Corp. as a blank check company in order to serve as a vehicle for the acquisition of a target business. On June 24, 2013, we completed a business combination in which the entity formerly known as SAExploration Holdings, Inc. (“Former SAE”) merged with and into our wholly-owned subsidiary Trio Merger Sub, Inc. (“Merger Sub”), with Merger Sub surviving (the “Merger”), and we operate the business of Former SAE which is a geophysical services company offering a full range of seismic data acquisition services in North America, South America and Southeast Asia to our customers in the oil and natural gas industry.

We are an internationally-focused oilfield services company offering a full range of vertically-integrated seismic data acquisition and logistical support services in Alaska, Canada, South America, Southeast Asia and Africa to our customers in the oil and natural gas industry. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths of up to 5,000 feet, we offer a full-suite of logistical support and in-field processing services. Seismic data is used by our customers including majors, national energy companies and large international independent oil and gas exploration and production companies, to identify and analyze drilling prospects and maximize successful drilling.

This proxy statement contains important information about the matters to be acted upon at the annual meeting. Stockholders should read it carefully.

Q.	What is a proxy?
A.	A proxy is your legal designation of another person to vote the stock you own on your behalf. That other person is referred to as a “proxy.” Our board of directors has designated Jeff Hastings and Brian Beatty as proxies for the annual meeting. By completing and returning the enclosed proxy card, you are giving Mr. Hastings and Mr. Beatty the authority to vote your shares in the manner you indicate on your proxy card.
Q.	What do I need to do now?
A.	We urge you to read carefully and consider the information contained in this proxy statement. The vote of our stockholders is important. Stockholders are then encouraged to vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card.
Q.	Who is entitled to vote?
A.	We have fixed the close of business on June 24, 2014, as the “record date” for determining stockholders entitled to notice of and to attend and vote at the annual meeting. As of the close of business on June 24, 2014, there were 14,870,549 shares of our common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote per share at the annual meeting.

Q.	How do I vote?
A.	If you are a holder of record of our common stock as of the record date, you may vote in person at the annual meeting or by submitting a proxy for the annual meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker, bank or nominee.
Q.	What does it mean if I receive more than one proxy card?
A.	It indicates that you may have multiple accounts with us, brokers, banks, trustees, or other holders of record. Sign and return all proxy cards to ensure that all of your shares are voted. We encourage you to register all your accounts in the same name and address.
Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A.	No. Your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.
Q.	What are my voting choices when voting for director nominees, and what vote is needed to elect directors?
A.	In voting on the election of three director nominees to serve until the 2017 annual meeting of stockholders, stockholders may vote in one of the following ways:
•	in favor of all nominees;
•	withhold votes as to all nominees; or
•	withhold votes as to a specific nominee.

Directors will be elected by a plurality of the votes of the shares of common stock present or represented by proxy at the meeting. This means that director nominees receiving the highest number of “for” votes will be elected as directors, regardless of whether any nominee receives a majority of votes cast.

You may not abstain from voting for purposes of the election of directors. Stockholders are not permitted to cumulate their votes in the election of directors.

Our Board of Directors recommends a vote “FOR” all of the nominees.

Q.	What are my voting choices when voting on the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm, and what vote is needed to ratify their appointment?
A.	In voting to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2014, stockholders may vote in one of the following ways:
•	in favor of ratification;
•	against ratification; or
•	abstain from voting on ratification.

The proposal to ratify the appointment of Grant Thornton LLP will require the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting.

Our Board of Directors recommends a vote “FOR” this proposal.

Q.	What if a stockholder does not specify a choice for a matter when returning a proxy?
A.	Stockholders should specify their choice for each matter on the enclosed form of proxy. If no instructions are given, proxies that are signed and returned will be voted “FOR” the election of all director nominees and “FOR” the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2014.
Q.	What constitutes a quorum?
A.	The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock constitutes a quorum. We need a quorum of stockholders to hold a validly convened annual meeting. If you have signed and returned your proxy card, your shares will be counted toward the quorum. If a quorum is not present, the chairman may adjourn the meeting, without notice other than by announcement at the meeting, until the required quorum is present. As of the record date, 14,870,549 shares of common stock were outstanding. Thus, the presence of the holders of common stock representing at least 7,435,275 shares will be required to establish a quorum.
Q.	How are abstentions and broker non-votes counted?
A.	Abstentions are counted for purposes of determining whether a quorum is present at the annual meeting. A properly executed proxy card marked “withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

With respect to the proposal to ratify the appointment of the independent registered public accounting firm, an abstention from voting will have the same effect as a vote “against” the proposal.

Broker non-votes will have no effect on the outcome of the vote on either of the proposals.

Q.	Will any other business be transacted at the meeting? If so, how will my proxy be voted?
A.	We do not know of any business to be transacted at the annual meeting other than those matters described in this proxy statement. We believe that the periods specified in our amended and restated bylaws for submitting proposals to be considered at the meeting have passed and no proposals were submitted. However, should any other matters properly come before the meeting, and any adjournments or postponements of the meeting, shares as to which voting authority has been granted to the proxies will be voted by the proxies in accordance with their judgment.
Q.	May I change my vote after I have mailed my signed proxy card?
A.	Yes. Send a later-dated, signed proxy card to our corporate secretary at the address set forth below so that it is received prior to the vote at the annual meeting or attend the annual meeting in person and vote. Stockholders also may revoke their proxy by sending a notice of revocation to our corporate secretary, which must be received by our corporate secretary prior to the vote at the annual meeting.
Q.	Will I be able to view the proxy materials electronically?
A.	Yes. To view this proxy statement and our 2013 annual report electronically, visit our website at www.saexploration.com, and select Investors — Financial Information — Annual Reports.
Q.	Where can I find the voting results of the annual meeting?
A.	We intend to announce preliminary voting results at the annual meeting and will publish final results on a current report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) within four business days of the annual meeting.

Q.	What is the deadline for submitting proposals to be considered for inclusion in the 2015 proxy statement and for submitting a nomination for director for consideration at the Annual Meeting of Stockholders in 2015?
A.	We expect to hold our 2015 Annual Meeting of Stockholders on or about June 18, 2015. Stockholder proposals requested to be included in our 2015 proxy statement must be received no later than February 25, 2015. Director nominations and proposal for matters to be considered at our 2015 Annual Meeting of Stockholders must be received by us between March 20, 2015 and April 19, 2015. Proposals and nominations should be directed to Brent Whiteley, Chief Financial Officer, General Counsel and Secretary, SAExploration Holdings, Inc., 1160 Dairy Ashford Rd., Suite 160, Houston, Texas 77079.
Q.	Who is paying the costs associated with soliciting proxies for the annual meeting?
A.	We are soliciting proxies on behalf of our Board of Directors. This solicitation is being made by mail but also may be made by telephone or in person. Our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. We will bear the cost of the solicitation.

We will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable expenses.

Q.	Who can help answer my questions?
A.	If you have questions about the meeting or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Ryan Abney, VP Capital Markets & Investor Relations
SAExploration Holdings, Inc.
1160 Dairy Ashford Rd., Suite 160
Houston, Texas 77079
Telephone: (281) 258-4409
Email: rabney@saexploration.com

PROPOSAL 1 — ELECTION OF CLASS A DIRECTORS

Our Board of Directors consists of eight members divided into three classes as follows:

•	in Class A, to stand for reelection in 2014: Jeff Hastings, Brent Whiteley and Gary Dalton;
•	in Class B, to stand for reelection in 2015: Brian Beatty and Arnold Wong; and
•	in Class C, to stand for reelection in 2016: Eric S. Rosenfeld, David D. Sgro and Gregory R. Monahan.

Our Class A directors, who are the class of directors to be elected at the annual meeting, will serve on the board until our annual meeting in 2017. At its meeting on March 18, 2014, the board nominated Messrs. Hastings, Whiteley and Dalton to stand for reelection at the annual meeting to hold office until our 2017 annual meeting and until their successors are elected and qualified.

We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by our board of directors, or the board may reduce the number of directors.

The nominees receiving a plurality of votes cast at the annual meeting will be elected as directors. Votes to withhold authority and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not affect the election outcome.

Our Board of Directors believes that each of the three nominees possesses the qualities and experience that it believes our directors should possess, as described in detail below. The nominees for election to the board, and our other continuing directors, together with their biographical information and the board’s reasons for nominating them to serve as directors, are set forth below. No family relationship exists between any of the directors or the executive officers listed in the “Executive Officers and Executive Compensation” portion of this proxy statement.

The Board of Directors recommends a vote “FOR” the election of Jeff Hastings, Brent Whiteley and Gary Dalton.

BOARD OF DIRECTORS

Members of Our Board

Class A Directors with Terms Expiring in 2014

Jeff Hastings, age 56, became our Executive Chairman of the Board and a member of our Board of Directors upon consummation of the Merger in 2013. He has been the majority stockholder of Former SAE since 2008. In March 2011, he became the Executive Chairman of Former SAE. Previously, he was the President and an owner of Fairweather Geophysical, which primarily performed seismic operations in Alaska, and which was acquired by Veritas DGC Inc. in 2000. From 2000 until becoming the majority stockholder of Former SAE in 2008, Mr. Hastings was with Veritas in multiple positions, including Operations Manager for Alaska. Mr. Hastings has over 35 years of experience in the geophysical industry. We believe that Mr. Hastings is qualified to serve on our Board based on his extensive knowledge of SAE and his experience in the geophysical industry.

Brent Whiteley, age 48, became our Chief Financial Officer, General Counsel and Secretary and a member of our Board of Directors upon consummation of the Merger in 2013. He served as Chief Operating Officer, Chief Financial Officer, General Counsel and Secretary of Former SAE beginning in March 2011, but resigned as Chief Operating Officer in November 2011. Previously, Mr. Whiteley served as General Counsel-Western Hemisphere and then in January 2008 became a Senior Vice President of CGG Veritas, operating its North and South American land acquisition business. Mr. Whiteley holds a BBA in finance/real estate from Baylor University, a JD from South Texas College of Law, and an MBA from Rice University — Jesse H. Jones Graduate School of Management. We believe that Mr. Whiteley is qualified to serve on our Board based on his legal and operational experience in the geophysical industry.

Gary Dalton, age 59, became a member of our Board of Directors upon consummation of the Merger in 2013. He has been the President of Latash Investments LLC, an investment advisory firm based in Alaska, since 2001. He previously served as Chief Financial Officer and Executive Vice President at National Bank of Alaska for more than 20 years. Prior to joining National Bank of Alaska, he worked for the Comptroller of the Currency as a Bank Examiner. Mr. Dalton is a Trustee of the Alaska Permanent Fund Corporation and a board member of the Alaska Museum Foundation. He graduated from the University of Puget Sound. We believe that Mr. Dalton is qualified to serve on our Board based on his investment and financial expertise.

Class B Directors with Terms Expiring in 2015

Brian Beatty, age 52, became our Chief Executive Officer and President and a member of our Board of Directors upon consummation of the Merger in 2013. He founded Former SAE in 2006 and has been the Chief Executive Officer and President of Former SAE since its inception. Prior to founding Former SAE, Mr. Beatty held many positions with Veritas DGC Inc., beginning as a seismic field manager and eventually managing all of Veritas’ South American operations and establishing Veritas’ business in Peru, Chile, Argentina, Brazil and Bolivia. Mr. Beatty has over 30 years of experience in the geophysical industry working in numerous different geographies. We believe that Mr. Beatty is qualified to serve on our Board based on his extensive knowledge of SAE and his experience in the geophysical industry.

Arnold Wong, age 49, became a member of our Board of Directors upon consummation of the Merger in 2013. Mr. Wong was designated as a nominee to our Board by Former SAE as the representative of the administrative agent under its 2012 Credit Agreement. Since May 2013, he has been a Managing Director for MC Credit Partners LP. From June 2012 to May 2013, he was a Managing Director for Cyan Partners LP. From November 2008 through June 2012, he was a Senior Credit Officer at Citigroup Global Markets, Inc. (“Citigroup”) in the restructuring/workout group with primary responsibility for optimizing portfolio values and exposure management, and most recently a director in the risk management group of Citigroup. From 1995 through March 2008, Mr. Wong was a member of the leveraged finance capital markets group of Citigroup specializing in loan and high-yield origination, execution and management. He also served as a director of Citigroup from 2003 through 2008. He originally joined Citigroup in 1995. Mr. Wong holds a bachelor of arts in economics from the University of Chicago. We believe that Mr. Wong is qualified to serve on our Board based on his financial and risk management experience.

Class C Directors with Terms Expiring in 2016

Eric S. Rosenfeld, age 56, has been a member of our Board of Directors since our inception in 2011, and served as our Chairman of the Board and Chief Executive Officer from our inception until consummation of the Merger. Mr. Rosenfeld has been the President and Chief Executive Officer of Crescendo Partners, L.P., a New York-based investment firm, since its formation in November 1998. Since August 2000, he has also been the senior managing member of Crescendo Advisors II LLC, the entity that provided us with general and administrative services from our formation until the Merger. In March 2008, Mr. Rosenfeld became the Chairman of the Board, Chief Executive Officer and President of Symphony Acquisition Corp. and Staccato Acquisition Corp., two blank check companies, each formed to complete a business combination with one or more businesses or entities. Due to market conditions, neither Symphony Acquisition Corp. nor Staccato Acquisition Corp. completed its initial public offering and neither engaged in any substantive operations. From April 2006 until July 2008, Mr. Rosenfeld served as the Chairman of the Board, Chief Executive Officer and President of Rhapsody Acquisition Corp., a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. Mr. Rosenfeld currently serves as the Chairman of the Board and Chief Executive Officer of Quartet Merger Corp., a blank check company formed to complete a business combination, positions he has held since the company’s formation in April 2013. Rhapsody Acquisition Corp. completed its business combination in July 2008 with Primoris Corporation and changed its name to Primoris Services Corporation and is now listed on Nasdaq. Mr. Rosenfeld served as a director of that company from its acquisition until May, 2014. Mr. Rosenfeld served as a director of Hill International, Inc. from 2006 until June 2010. Mr. Rosenfeld is currently Chairman of the Board of CPI Aerostructures, Inc. an American Stock Exchange-listed company engaged in the contract production of structural aircraft parts principally for the U.S. Air Force and other branches of the U.S. armed forces, a position he has held since January 2005. Mr. Rosenfeld has also served on the board of Cott Corporation, a NYSE-listed beverage company, since June 2008. Since December 2012, Mr. Rosenfeld has been a board member of Absolute Software Corporation, a Toronto Stock Exchange listed provider of security and management for computers and ultra-portable devices. Mr. Rosenfeld received an A.B. in economics from Brown University and an M.B.A. from the Harvard Business School. We believe that Mr. Rosenfeld is qualified to serve on our Board based on his public company experience and operational experience.

David D. Sgro, CFA, age 37, has been a member of our Board of Directors since March 2011, and served as our Chief Financial Officer and Secretary from our inception until consummation of the Merger. From April 2006 to July 2008, Mr. Sgro served as the Chief Financial Officer of Rhapsody Acquisition Corp. and from July 2008 to May 2011, He has been a Managing Director of Crescendo Partners, L.P., since December 2008 and has held various positions at Crescendo Partners since May 2005. Mr. Sgro has served on the board of COM DEV International, a leading designer and manufacturer of space hardware subsystems since March 2013 and served on the board of Bridgewater Systems, Inc., a TSX listed telecommunications software company, from June 2008 until its sale to Amdocs in August 2011. In March 2008, Mr. Sgro became the Chief Financial Officer, Secretary and a director of each of Symphony Acquisition Corp. and Staccato Acquisition Corp. Mr. Sgro also currently serves as the Chief Financial Officer, Secretary and a director of Quartet Merger Corp., a blank check company formed to complete a business combination, positions he has held since the company’s formation in April 2013. Mr. Sgro received a B.S. in Finance from The College of New Jersey and an M.B.A. from Columbia Business School. In 2001, he became a Chartered Financial Analyst (CFA) Charterholder. We believe that Mr. Sgro is qualified to serve on our Board based on his public company experience and operational experience.

Gregory R. Monahan, age 40, became a member of our Board of Directors upon consummation of the Merger in 2013. He has been a Managing Director of Crescendo Partners, L.P., since December 2008 and has held various positions at Crescendo Partners since May 2005. Prior to Mr. Monahan’s time with Crescendo Partners, he was the founder of Bind Network Solutions, a consulting firm focused on network infrastructure and security. Since June 2008, Mr. Monahan has served on the Board of Directors of Cott Corporation, a beverage producer that is listed on the New York Stock Exchange and the Toronto Stock Exchange. He also has served on the Boards of Directors of Absolute Software Corp., a leader in firmware-embedded endpoint security and management for computers and ultra-portable devices since March 2013, and COM DEV International, a leading designer and manufacturer of space hardware subsystems since April 2013. From 2009 until its sale in 2011, he served on the Board of Bridgewater Systems, a telecommunications software provider, and from 2008 until its sale in 2012, he served on the Board of O’Charley’s Inc., a multi-concept restaurant company that was previously listed on the Nasdaq Global Select Market. We believe that Mr. Monahan is qualified to serve on our Board based on his financial expertise, including extensive expertise with capital markets transactions and investments in both public and private companies.

Director Independence

We adhere to the rules of Nasdaq in determining whether a director is independent. Our Board of Directors consults with our counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, our Board of Directors has affirmatively determined that Messrs. Dalton, Rosenfeld, Sgro and Monahan are independent directors. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Controlled Company Status

We are currently considered a “controlled company” for the purposes of the Nasdaq listing requirements, which is a corporation of which more than 50% of the voting power is held by an individual, a group or another company. As such, we are permitted to and have opted out of the Nasdaq listing requirements that would otherwise require our Board to be comprised of a majority of independent directors; our Board nominations to be selected, or recommended for the Board’s selection, either by a Nominating Committee comprised entirely of independent directors or by a majority of independent directors; and us to maintain a Compensation Committee comprised entirely of independent directors.

Meetings and Committees of our Board of Directors

During the fiscal year ended December 31, 2013, our Board of Directors held six meetings. We expect our directors to attend all board and any meetings of committees of which they are members and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Each of our current directors attended all of the meetings of the board and meetings of committees of which he was a member in fiscal year 2013. Although we do not have any formal policy regarding director attendance at stockholder meetings, we will attempt to schedule our meetings so that all of our directors can attend. All of our directors attended our 2013 special meeting in lieu of annual meeting of stockholders.

Our Board of Directors has a standing Executive Committee, consisting of Messrs. Hastings, Beatty, Whiteley and Rosenfeld. The Executive Committee is empowered with authority to act on our behalf in instances where full board authorization is not required. We also have a standing Audit Committee, consisting of Messrs. Sgro, Monahan and Dalton, and a standing Compensation Committee, consisting of Messrs. Hastings, Rosenfeld and Dalton.

Board Leadership Structure and Role in Risk Oversight

We have separate positions of Board Chairman and Chief Executive Officer. We believe that separating the positions facilitates a clear delineation between the oversight responsibilities of the board and the management responsibilities of the Chief Executive Officer. We also believe that the decision to separate these roles depends on the attributes of the two individuals involved. Maintaining separate positions permits our Chief Executive Officer to concentrate his efforts primarily on managing our business operations and executing our strategic plans, while allowing our Board Chairman to focus on oversight, including communications and relations between our Board of Directors and senior management, consideration by the board of our strategies and policies and its evaluation of our Chief Executive Officer.

Our Board of Directors’ primary function is one of oversight. The Board as a whole has responsibility for risk oversight and reviews management’s risk assessment and risk management policies and procedures. Its Audit Committee discusses with management our major financial risk exposures and the committee reports findings to our board of directors in connection with its risk oversight review.

Audit Committee Information

The Audit Committee of our Board of Directors presently consists of Messrs. Sgro, Monahan and Dalton, with Mr. Sgro serving as Chairman. Each of the members of the Audit Committee are independent under the applicable Nasdaq listing standards. The Audit Committee has a written charter, which is available on our website at www.saexploration.com. The purpose of the Audit Committee is to oversee our financial reporting and disclosure process.

The Audit Committee’s duties, which are specified in the Audit Committee charter, include, but are not limited to:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our annual report on Form 10-K;
•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
•	discussing with management major risk assessment and risk management policies;
•	monitoring the independence of our independent auditor;
•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	reviewing and approving all related-party transactions;
•	inquiring and discussing with management our compliance with applicable laws and regulations;
•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;
•	appointing or replacing the independent auditor;
•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;
•	establishing procedures for the receipt, retention and treatment of complaints received by SAE regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;
•	reviewing the activities and organizational structure of our internal audit function and advising on the selection, performance or removal of the internal audit director;
•	in consultation with the independent auditor and the internal audit director, reviewing the integrity of our financial reporting processes (both internal and external) and internal control structure (including disclosure controls and procedures and internal control over financial reporting); and
•	receiving and reviewing reports or complaints of questionable accounting, auditing or internal control matters.

During the fiscal year ended December 31, 2013, our Audit Committee held six meetings. Each of our Audit Committee members attended all of the meetings of the audit committee in fiscal year 2013.

Financial Experts on Audit Committee

The Audit Committee will at all times be composed exclusively of “independent directors,” as defined for Audit Committee members under the Nasdaq listing standards and the rules and regulations of the SEC, who are “financially literate,” as defined under Nasdaq’s listing standards. The Nasdaq listing standards define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Nasdaq’s listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, we are required to certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Board of Directors has determined that Mr. Sgro satisfies Nasdaq’s definition of financial sophistication and qualifies as an “Audit Committee financial expert” as defined under the rules and regulations of the SEC.

Code of Ethics

Our Board of Directors has adopted a code of ethics that applies to our directors, officers, and employees and those of any subsidiaries we may have in the future (including our Principal Executive Officer, our Principal Financial Officer, our Principal Accounting Officer or Controller, and persons performing similar functions). We will provide, without charge, upon request, copies of our code of ethics. Requests for copies of our code of ethics should be sent in writing to SAExploration Holdings, Inc., 1160 Dairy Ashford Rd., Suite 160, Houston, Texas 77079. A copy of our code of ethics is also available on our website at www.saexploration.com.

Nominating Committee Information

We are a “controlled company” under the Nasdaq listing rules and are not required to have a separate Nominating Committee consisting of a majority of independent directors. Accordingly, upon consummation of the Merger, our Nominating Committee was dissolved and the entire Board of Directors participates in the consideration of director nominees. Applying the independence standards that Nasdaq uses for nominating committee members to the entire Board, Messrs. Hastings, Beatty, Whiteley and Wong are not considered independent. Our management believes it is appropriate for us not to have a Nominating Committee because Messrs. Hastings, Beatty and Whiteley will have the right to determine the directors by virtue of their majority voting control.

Guidelines for Selecting Director Nominees

Our Board of Directors considers persons identified by its members, our management, our stockholders and others. Currently, the guidelines considered by the board for selecting nominees are that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;
•	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and
•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of our stockholders.

The Board considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on our Board of Directors. The Board may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The Board does not distinguish among nominees recommended by stockholders and other persons.

Stockholders who wish to recommend a candidate for election to the Board of Directors in 2015 should send their letters to Brent Whiteley, Chief Financial Officer, General Counsel and Secretary, SAExploration Holdings, Inc., 1160 Dairy Ashford Rd., Suite 160, Houston, Texas 77079. Mr. Whiteley will promptly forward all such letters to the members of the board of directors. Stockholder’s letters must be received not less than 60 days nor more than 90 days prior to the meeting at which such election will take place and the letter must contain the information described in our amended and restated bylaws regarding director nominations.

Compensation Committee Information

Our Compensation Committee consists of Jeff Hastings, Eric S. Rosenfeld and Gary Dalton, with Mr. Hastings serving as Chairman. As a “controlled company,” we are not required to have a Compensation Committee consisting only of independent directors. Accordingly, while each of Messrs. Rosenfeld and Dalton are independent under the applicable Nasdaq listing standards, Mr. Hastings is not independent. The Compensation Committee has a written charter, which is available on our website at www.saexploration.com. The purpose of the Compensation Committee is to review and approve compensation paid to our officers and directors and to administer our incentive compensation plans, including authority to make and modify awards under such plans.

We did not have a Compensation Committee of our Board of Directors until one was formed in connection with the Merger on June 24, 2013. From its formation through the remainder of the fiscal year ended December 31, 2013, our Compensation Committee held four meetings. Each of our Compensation Committee members attended all of the meetings of the Compensation Committee in fiscal year 2013.

Currently, our only executive compensation plan is the SAExploration Holdings, Inc. 2013 Long-Term Incentive Plan. Our board may delegate to a committee of two or more members of the board who are “outside directors” as defined under Section 162(m)(4)(C) of the Code and “nonemployee directors” as defined in Rule 16b-3(d)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when granting awards to a “covered employee” within the meaning of Section 162(m)(3) of the Code who are then subject to Section 16 of the Exchange Act. Our board may (a) delegate to a committee of one or more members of the board who are not “outside directors” the authority to grant awards to eligible persons who are either (i) not then “covered employees” and are not expected to be “covered employees” at the time of recognition of income resulting from such award or (ii) not persons with respect to whom our board wishes to comply with Section 162(m) of the Code or (b) delegate to a committee of one or more members of the board who are not “nonemployee directors” the authority to grant awards to eligible persons who are not then subject to Section 16 of the Exchange Act. The board may also appoint one or more directors or officers to make grants of awards to employees who are not executive officers under Section 16 of the Exchange Act.

Director Compensation

General

None of our directors who served prior to the Merger received any compensation for services rendered to us prior to the Merger. On June 24, 2013, immediately after the consummation of the Merger, our board of directors set the compensation for our non-employee directors. Each non-employee director receives $25,000 in cash for each year of board service, payable quarterly in advance. In addition, each independent director serving on a committee receives $50,000 in cash for each year of committee service, and the Chairman of our Audit Committee receives an additional $20,000 in cash for each year of service, in each case payable quarterly in advance. On June 24, 2013, our Board also approved grants of restricted stock to our non-employee directors serving on a committee of our Board of a number of shares equal to $50,000 divided by the average of the last sale prices of our common stock for five consecutive trading days ending two days before issuance. Those awards were issued on December 6, 2013, with the date of issuance being as of November 1, 2013, the date of effectiveness of stockholder approval of the SAExploration Holdings, Inc. 2013 Non-Employee Director Share Incentive Plan (the “Non-Employee Director Plan”). Each of Messrs. Dalton, Monahan, Rosenfeld and Sgro received 6,518 shares of our common stock pursuant to those awards.

The following table summarizes the compensation earned by our non-employee directors in 2013:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gary Dalton	37,500	50,000	—	—	—	87,500
Gregory R. Monahan	37,500	50,000	—	—	—	87,500
Eric S. Rosenfeld	37,500	50,000	—	—	—	87,500
David D. Sgro	47,500	50,000	—	—	—	97,500
Arnold Wong	12,500	—	—	—	—	12,500

(1)	Jeff Hastings, Brian A. Beatty and Brent Whiteley are not included in this table because they were our employees during 2013, and received no compensation for their services as members of our board. The compensation received by Messrs. Hastings, Beatty and Whiteley as employees during 2013 is shown in the section entitled “Executive Compensation — Summary Compensation Table” on page 14 of this proxy statement.
(2)	All of the amounts shown above represent the value as of December 6, 2013, of common stock granted under the Non-Employee Director Plan to our non-employee directors serving on a committee of the board, as described above.

Non-Employee Director Plan

On August 13, 2013, our Board of Directors approved, subject to stockholder approval, the Non-Employee Director Plan. The holders of a majority of our common stock approved the Non-Employee Director Plan by written consent as of August 19, 2013. Stockholder approval became effective on November 1, 2013, 20 days following the date we mailed an information statement to our stockholders advising them of such action.

The Non-Employee Director Plan provides for discretionary grants of awards of common stock to our independent non-employee directors, as determined by our Board of Directors from time to time. The awards may take the form of unrestricted or restricted shares of our common stock or options to purchase shares of our common stock. We have reserved 400,000 shares of our common stock for issuance under the Non-Employee Director Plan. The Non-Employee Director Plan is administered by the full Board of Directors.

EXECUTIVE COMPENSATION

Our Executive Officers

Our Executive Officers are as follows:

Name	Age	Position
Jeff Hastings	56	Executive Chairman of the Board and Director
Brian Beatty	52	Chief Executive Officer, President and Director
Brent Whiteley	48	Chief Financial Officer, General Counsel, Secretary and Director
Mike Scott	56	Executive Vice President — Operations
Darin Silvernagle	48	Executive Vice President — Marine

Biographical information for Jeff Hastings, Brian A. Beatty and Brent Whiteley can be found in the section entitled “Board of Directors — Members of Our Board” on page 6 of this proxy statement.

Mike Scott became our Executive Vice President — Operations upon consummation of the Merger in 2013. Prior to the Merger, he was Executive Vice President of Operations of Former SAE, a position he held since joining Former SAE in September 2011. Mr. Scott spent the 20 years prior to joining Former SAE with Veritas (CGGVeritas), ultimately serving in the role of VP North American Operations, with responsibilities for Veritas’ growth through market expansion, strategic positioning and implementation of a comprehensive quality, health, safety and environmental management system.

Darin Silvernagle became our Executive Vice President — Marine on March 20, 2014. Prior to that Mr. Silvernagle was our Executive Vice President — Technology, a position he held since consummation of the Merger in 2013. Prior to the Merger, Mr. Silvernagle served as Executive Vice President of Technology of Former SAE since joining Former SAE in September 2011. Mr. Silvernagle has over 30 years of experience in the geophysical services industry. Prior to joining SAE, Mr. Silvernagle worked for 17 years with Veritas, Veritas DGC Land and finally CGGVeritas, Mr. Silvernagle held a variety of roles with those companies including Technical Manager of North America, Technical Manager of North and South America and, ultimately, VP of Resources for the Global Land Division. In these roles, Mr. Silvernagle managed all aspects of technical operations in both field and office locations. His assignments included the diverse operating environments of Canada, the Canadian Arctic, the North Slope of Alaska, the U.S. Lower 48, the Middle East and South America. Mr. Silvernagle spent 10 years in the field in supporting roles for all aspects of crew operations.

Overview of Executive Compensation

We seek to provide total compensation packages that are competitive in terms of potential value to our executives, and which are tailored to our unique characteristics and needs within our industry in order to create an executive compensation program that will adequately reward our executives for their roles in creating value for our stockholders. We intend to be competitive with other similarly situated companies in our industry.

The compensation decisions regarding our executives will be based on our need to attract individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above our expectations.

It is anticipated that our executives’ compensation will have three primary components — salary, cash incentive bonus and stock-based awards. We will view the three components of executive compensation as related but distinct. Although our compensation committee will review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We anticipate determining the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, individual performance and other information deemed relevant and timely. Since our Compensation Committee was not formed until after consummation of the Merger, we have not yet adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation.

In addition to the guidance provided by our Compensation Committee, we may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

Our Compensation Committee is charged with performing an annual review of our executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to Executive Officers and whether they adequately compensate the Executive Officers relative to comparable officers in other companies.

Pre-Merger Compensation

None of our Executive Officers who served prior to the Merger received any compensation for services rendered to us prior to the Merger. No fees of any kind, including finders, consulting or other similar fees, were paid to any of our initial stockholders, including our Executive Officers and Directors who served prior to the Merger, or any of their respective affiliates, prior to, or for any services they rendered in order to effectuate, the Merger. From our formation through the closing of the Merger, we did not grant any stock options or stock appreciation rights or any other awards under long-term incentive plans to any of our executive officers or directors. Upon the closing of the Merger, our business became the business of Former SAE and Former SAE became our predecessor for accounting and financial reporting purposes. Accordingly, all of the following information in this section for periods prior to the Merger relates to the compensation of the executive officers of Former SAE.

Summary Compensation Table

The following table provides summary information concerning compensation for our Principal Executive Officer and two other most-highly compensated Executive Officers (“Named Executive Officers”) as of December 31, 2013 and December 31, 2012:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)		All Other Compensation ($)		Total ($)
Jeff Hastings Executive Chairman	2013	$537,900	—		$63,266	(1)	$601,166
	2012	$387,929	—		$31,653	(1)	$419,582

Brian Beatty President and CEO	2013	$537,900	—		$47,144	(2)	$585,044
	2012	$406,499	—		$14,381	(2)	$420,880

Brent Whiteley CFO, General Counsel and Secretary	2013	$363,000	—		$34,406	(4)	$397,406
	2012	$300,346	$509,000	(3)	$28,653	(4)	$837,999

(1)	Represents Mr. Hastings’ $2,750/month automobile allowance and the payment of the premiums on his health and life insurance policies.
(2)	Represents Mr. Beatty’s $2,750/month automobile allowance and the payment of the premiums on his health and life insurance policies.
(3)	On November 26, 2012, Mr. Whiteley received 50,000 shares of restricted stock of Former SAE (which were exchanged for 284,965 shares of our common stock upon the completion of the Merger) with a grant date fair value of $10.18 per share. All such shares were scheduled to vest on the fifth anniversary of the date of grant. The Former SAE Board of Directors elected to vest all such shares in full prior to the Merger, and the value of such shares was included in Mr. Whiteley’s taxable compensation in 2013.
(4)	Represents Mr. Whiteley’s $1,750/month automobile allowance, a 401(k) company match of $7,849, and the payment of the premiums on his health and life insurance policies.

Employment Agreements

Pre-Merger Employment Agreements

Effective as of October 1, 2012, Former SAE entered into employment agreements with Jeff Hastings, its Executive Chairman, Brian Beatty, its President and Chief Executive Officer, and Brent Whiteley, its Chief Financial Officer, General Counsel, and Secretary (the “Prior Employment Agreements”). Each Prior Employment Agreement was for a term of three years, subject to earlier termination in certain circumstances, with an automatic renewal for one year terms unless notice to terminate is provided at least 90 days prior to the expiration of such term. Upon consummation of the Merger, the Prior Employment Agreements were replaced by new employment agreements described below.

The Prior Employment Agreements provided for initial base salaries as follows: Jeff Hastings ($489,000); Brian Beatty ($489,000); and Brent Whiteley ($330,000). The executives were guaranteed a five percent annual salary increase and as much as a 15% salary increase if certain criteria were met. The Prior Employment Agreements provided for participation in Former SAE’s bonus plan with a guaranty of at least 50% up to 150% for Messrs. Hastings and Beatty, and of at least 40% up to 120% for Mr. Whiteley, of such executive’s highest paid monthly base salary within the calendar year. In addition, the executives each received a monthly automobile allowance.

The Prior Employment Agreements provided that, in the event of a termination of an executive’s employment by the executive without cause or upon a change of control (both as defined in the Prior Employment Agreements), upon the execution of a full and final release in favor of Former SAE, Former SAE would pay him the following no later than 15 days after his termination: (i) all accrued but unpaid base salary and vacation; (ii) a payment equal to the previous two years’ bonuses; (iii) a payment equal to 24 months of base salary; and (iv) five percent of the executive’s accrued but unpaid base salary as compensation for the loss of employment benefits. The Merger was expressly excluded from the definition of a change of control under the Prior Employment Agreements.

The Prior Employment Agreements restricted the executives from disclosing confidential information Former SAE used to compete in the marketplace for any purpose other than to advance Former SAE’s interests. At the option of Former SAE, in its sole discretion, upon payment to an executive of an amount equal to twelve months of his base salary plus 100% of his possible bonus, for one year following his termination with Former SAE, the executive would have been prohibited from directly or indirectly soliciting or accepting business from any of Former SAE’s customers (as defined in the Prior Employment Agreements), or soliciting or inducing any employee to leave Former SAE.

Post-Merger Employment Agreements

Effective upon consummation of the Merger, we entered into new employment agreements with each of our Named Executive Officers: Jeff Hastings, Executive Chairman; Brian Beatty, President and Chief Executive Officer; and Brent Whiteley, Chief Financial Officer, General Counsel, and Secretary. Each employment agreement is for a term of three years, subject to earlier termination in certain circumstances, with an automatic renewal for one year terms unless notice to terminate is provided at least 90 days prior to the expiration of such term.

The employment agreements provide for initial base salaries as follows: Jeff Hastings ($489,000); Brian Beatty ($489,000); and Brent Whiteley ($330,000). The executives are guaranteed a five percent annual salary increase and as much as a 15% salary increase if certain criteria are met. On August 13, 2013, in accordance with the employment agreements, our Compensation Committee confirmed that the criteria set forth in the employment agreements had been met and determined to increase the base salaries of Messrs. Hastings, Beatty and Whiteley by 10%. The employment agreements provide for participation in our 2013 Long-Term Incentive Plan with an annual cash performance bonus of at least 50% and as much as 150%, for Messrs. Hastings and Beatty, and at least 40% and as much as 120%, for Mr. Whiteley, of twelve times such executive’s highest paid monthly base salary within the calendar year. In addition, the executives each receive a monthly automobile allowance.

The employment agreements provide that, in the event of a termination of an executive’s employment by us without cause (as defined in the employment agreements) or if, within six months of a change of control (as defined in the employment agreements), the executive resigns or we do not renew his employment agreement upon its expiration, upon the execution of a full and final release in favor of us, we will pay him the following no later than 52 days after his termination (or, if in connection with a change of control, no later than six months after his termination): (i) all accrued but unpaid base salary and vacation; (ii) a prorated portion of any bonus for the year the executive was terminated; (iii) a payment equal to the previous two years’ bonuses; (iv) a severance amount equal to 24 months of base salary; and (v) reimbursement of premiums associated with continuation of coverage through COBRA for a period of up to 18 months. The Merger was expressly excluded from the definition of a change of control under the employment agreements.

The employment agreements restrict our executives from disclosing confidential information we use to compete in the marketplace for any purpose other than to advance our interests. At our option, in our sole discretion, upon payment to an executive of an amount equal to twelve months of his base salary plus 100% of his possible bonus, for one year following his termination, the executive may not directly or indirectly solicit or accept business from any of our customers (as defined in the employment agreement), or solicit or induce any employee to leave us.

Other Employment Benefits

Former SAE’s Executives participated in its other benefit plans on the same terms as its other employees. These plans included medical, dental, life insurance and, in Canada, a retirement registered savings plan for which Former SAE matched up to 10% of the employee’s base salary or until the Canada Revenue Agency annual limit was reached.

Our executives also participate in our other benefit plans on the same terms as our other employees. These plans are the same as the plans that were available to Former SAE’s employees. Included in such plans are a 401(k) Plan we offer to all eligible employees of our U.S. operations. We match each employee’s contributions up to a maximum of four percent of the employee’s base salary.

Stock Awards

Restricted Stock

Prior to the Merger, Brent Whiteley owned 50,000 shares of restricted stock of Former SAE (which were exchanged for 284,965 shares of our common stock upon the completion of the Merger) that were issued on November 26, 2012, pursuant to Former SAE’s 2012 Stock Compensation Plan. As issued, the restricted shares were scheduled to vest on the fifth anniversary of the date of issuance. Mr. Whiteley had the right to dividends and to vote the shares of restricted stock before they vested. The Former SAE Board of Directors, in its discretion, elected to accelerate vesting of all restricted shares prior to the Merger, including those of Mr. Whiteley and, upon the Merger, such shares were converted into the right to receive the merger consideration payable to holders of Former SAE common stock under the Merger Agreement.

2013 Long-Term Incentive Plan

In connection with the Merger, our stockholders approved our 2013 Long-Term Incentive Plan. The plan reserves up to 792,513 shares of our common stock for issuance in accordance with the plan’s terms, including a maximum of up to 396,256 shares that may be issued pursuant to awards of restricted stock. The purpose of the plan is to provide our employees who, by their position, ability and diligence are able to make important contributions to our growth and profitability, with an incentive to assist us in achieving our long-term corporate objectives, to attract and retain executive officers and other employees of outstanding competence and to provide such persons with an opportunity to acquire an equity interest in us. Our employees and employees of our subsidiaries are eligible to participate in the plan. The plan provides for the award of stock options, stock appreciation rights, restricted stock, stock units and performance cash awards. No awards have been made under this plan to date.

Outstanding Equity Awards at Fiscal Year-End

There were no unexercised options or unvested restricted stock for any Named Executive Officer as of December 31, 2013.

Securities Authorized for Issuance under Equity Compensation Plans

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in the first Column)
Equity compensation plans approved by security holders	—	$—	1,166,441
Equity compensation plans not approved by security holders	—	—	—
Total	—	$—	1,166,441

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of June 24, 2014, regarding the beneficial ownership of our common stock by:

•	each person known to be the beneficial owner of more than five percent of our outstanding shares of common stock;
•	each of our Directors and our Named Executive Officers; and
•	all current Executive Officers and Directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Beneficial Ownership as of June 24, 2014(2)
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Approximate Percentage of Beneficial Ownership
Directors and Executive Officers
Jeff Hastings	7,589,709	(3)	51.0	%(4)
Brian Beatty	7,589,709	(5)	51.0	%(4)
Brent Whiteley(6)	7,589,709	(7)	51.0	%(4)
Eric S. Rosenfeld(8)	1,657,740	(9)	11.1%
David D. Sgro(8)	204,048	(10)	1.4%
Gary Dalton	6,518		*
Arnold Wong	—		—
Gregory R. Monahan(8)	86,424	(11)	*
All directors and executive officers as a group (10 persons)	7,985,418	(12)	53.7%
Five Percent Holders:
John P. Pecora(13)	1,801,300		12.1%
Investment Counselors of Maryland, LLC(14)	784,988		5.3%

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each of the individuals is 3333 8th Street SE, 3rd Floor, Calgary Alberta, T2G 3A4.
(2)	The percentage of beneficial ownership is calculated based on 14,870,549 shares of common stock deemed outstanding as of June 24, 2014. Such amounts do not take into account the shares that may be issued to Former SAE stockholders under the Merger Agreement based on our achieving specified earnings targets for the 2013 and/or the 2014 fiscal years or shares that may be issued under our 2013 Long Term Incentive Plan or 2013 Non-Employee Director Plan (except as otherwise noted for one of the listed individuals).
(3)	Includes 58,000 shares held directly by Jeff Hastings and 3,269,954 shares held directly by CLCH, LLC, and includes the shares included by Seismic Management Holdings Inc. and Brent Whiteley, as set forth in notes (5) and (7) below, as members of a “group” (as defined in Section 13(d)-3 of the Exchange Act) with CLCH, LLC. Includes (i) 112,770 shares that may be issued to the holders of Former SAE derivative securities upon their conversion or exercise over which CLCH, LLC has voting control as our nominee, (ii) 76,823 shares issued to CLCH, LLC as representative of the Former SAE stockholders and held in escrow, which are not subject to voting proxies, and (iii) 1,991,333 shares over which CLCH, LLC was granted voting control pursuant to voting proxy agreements. CLCH, LLC is controlled by Jeff Hastings, who is our executive chairman and a director. The business address for CLCH, LLC is 4721 Golden Spring Circle, Anchorage, Alaska 99507.
(4)	Messrs. Hastings, Beatty and Whiteley are members of a group with CLCH, LLC, Seismic Management Holdings, Inc., Seismic Management, LLP and Sheri L. Beatty. With the stock held by the group members and the voting proxies granted to CLCH, LLC and Brian Beatty, Messrs. Hastings, Beatty and Whiteley beneficially own a majority of our common stock.

(5)	Includes 1,196,846 shares held directly by Seismic Management Holdings Inc., and includes the shares included by Jeff Hastings and CLCH, LLC as set forth in note (3) above, and the shares included by Brent Whiteley as set forth in note (7) below, as members of a group with Seismic Management Holdings Inc. Includes 599,019 shares over which Mr. Beatty was granted voting control pursuant to voting proxy agreements. Seismic Management Holdings Inc. is controlled by Brian Beatty, who is our chief executive officer and president and a director, and his wife, Sheri L. Beatty. The business address for Seismic Management is 59 Westpoint Court SW, Calgary, AB, T3H 4M7.
(6)	Mr. Whiteley’s business address is 1160 Dairy Ashford Rd., Suite 160, Houston, Texas 77079.
(7)	Includes 284,964 shares held directly by Mr. Whiteley, and includes the shares included by Jeff Hastings and CLCH, LLC as set forth in note (3) above, and the shares included by Seismic Management Holdings Inc. as set forth in note (5) above, as members of a group with Mr. Whiteley. Mr. Whiteley is our chief financial officer, general counsel and secretary.
(8)	The business address of this individual is 777 Third Avenue, 37th Floor, New York, New York 10017.
(9)	Mr. Rosenfeld has entered into a voting proxy agreement with CLCH, LLC, an affiliate of Jeff Hastings, covering 1,323,865 shares of the 1,657,400 shares of common stock he owns.
(10)	Mr. Sgro has entered into a voting proxy agreement with CLCH, LLC, an affiliate of Jeff Hastings, covering 157,530 shares of the 204,048 shares of common stock he owns.
(11)	Mr. Monahan has entered into a voting proxy agreement with CLCH, LLC, an affiliate of Jeff Hastings, covering 79,906 shares of the 86,424 shares of common stock he owns.
(12)	Includes (i) 112,770 of the shares that may be issued to the holders of Former SAE derivative securities upon their conversion or exercise that CLCH, LLC has voting control over as our nominee, (ii) 76,823 shares issued to CLCH, LLC as representative of the Former SAE stockholders and held in escrow, which are not subject to voting proxies, (iii) 353,091 of the shares over which CLCH, LLC was granted voting control pursuant to voting proxy agreements (which excludes the 1,638,242 shares over which CLCH, LLC was granted voting control that are held by our directors and executive officers), and (iii) 599,019 of the shares over which Brian A. Beatty was granted voting control pursuant to voting proxy agreements.
(13)	The business address of the reporting person is 130 Montadale Drive, Princeton, New Jersey 08540. The foregoing information was derived from a Form 4 filed on June 13, 2014.
(14)	The business address of the reporting person is 300 East Lombard Street, Suite 810, Baltimore, Maryland 21202. The foregoing information was derived from a Form 13F filed on May 5, 2014.

As of the date of this proxy statement, a majority of the voting power of our common stock is held by a group of which Messrs. Hastings, Beatty and Whiteley are members. Accordingly, we are considered a “controlled company” for the purposes of the Nasdaq listing requirements, which is a corporation of which more than 50% of the voting power is held by an individual, a group or another company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and persons owning more than 10% of our common stock to file reports of ownership and changes of ownership with the SEC. Based on our review of the copies of such reports furnished to us, or representations from certain reporting persons that no other reports were required, we believe that all applicable filing requirements were complied with during the fiscal year ended December 31, 2013, except as set forth below.

For the fiscal year ended December 31, 2013, each of Jeff Hastings, CLCH, LLC, Brian A. Beatty, Sheri L. Beatty, Seismic Management, LLP and Seismic Management Holdings, Inc. filed a late Form 3 and two late reports on Form 4 relating to two transactions; Brent Whiteley filed two late reports on Form 4 relating to two transactions; Mike Scott, Darrin Silvernagle and David Siegfried each filed one late report on Form 4 relating to one transaction; Gary Dalton filed a late Form 3 and one late report on Form 4 relating to one transaction; and Gregory R. Monahan, Eric S. Rosenfeld and David D. Sgro each filed one late report on Form 4 relating to one transaction.

Change of Control

We underwent a change of control on June 24, 2013, as a result of the Merger. In connection with the Merger, the Former SAE common stockholders, on a fully-diluted basis, received among other things, an aggregate of 6,448,443 shares (after rounding up for fractional shares) of our common stock and the right to receive up to 992,108 additional shares (after rounding up for fractional shares) of our common stock after the closing based on our achieving of specified earnings targets for the 2013 and/or 2014 fiscal years. In connection with the Merger, holders of 987,634 shares of our common stock elected to convert their shares to cash as permitted by our previous certificate of incorporation.

As a result of, and at the closing of the Merger, Jeff Hastings, Brian Beatty and Brent Whiteley the former controlling stockholders of Former SAE, together beneficially owned approximately 38.4% of the outstanding shares of our common stock, and with voting proxies granted to CLCH, LLC, which is controlled by Mr. Hastings, in connection with the Merger, Messrs. Hastings, Beatty and Whiteley had at the closing of the Merger, and retain as of the date of this proxy statement, the power to vote approximately 50.5% of the outstanding shares of our common stock, which makes us a “controlled company” for purposes of the Nasdaq listing requirements.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Policy

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by our board of directors (or the audit committee). Related-party transactions are defined as transactions in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) we or any of our subsidiaries are a participant, and (iii) any (a) executive officer, director or nominee for election as a director, (b) greater than five percent beneficial owner of shares of our common stock, or (c) immediate family member of any of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms we believe to be no less favorable to us than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by a majority of our disinterested “independent” directors or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Our Audit Committee, which is comprised of disinterested “independent” directors, pursuant to its written charter, is responsible for reviewing and approving related party transactions to the extent we enter into such transactions. The Audit Committee will consider all relevant factors when determining whether to approve a related party transaction, including the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the Audit Committee with all material information concerning the transaction. Additionally, we require each of our directors and executive officers to complete an annual directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Related Person Transactions

We summarize below related person transactions that we entered into prior to or in connection with the Merger. With the exception of the transactions described in the three immediately following paragraphs, none of these transactions is ongoing as of the date of this proxy statement.

In connection with the Merger, the Former SAE common stockholders, on a fully-diluted basis, also received the right to receive up to 992,108 additional shares (after rounding up for fractional shares) of our common stock after the closing based on our achieving of specified earnings targets for the 2013 and/or 2014 fiscal years. If our 2014 EBITDA is in the range of $52 million to $56 million, CLCH, LLC, Seismic Management Holdings, Inc., Brent Whiteley, Mike Scott and Darin Silvernagle will be entitled to receive, on a sliding scale, up to 503,070, 184,131, 43,841, 6,840 and 4,998 shares of our common stock, respectively.

Three of our directors, Messrs. Rosenfeld, Sgro and Monahan, have registration rights for some portion of the shares of our common stock owned by them that they originally purchased in the initial private offering of our shares of common stock as set forth in a registration rights agreement dated June 20, 2011. As of June 24, 2014, holders of a majority of the initially issued shares will have the right to demand up to two registration rights, and holders of such initial shares have piggy-back rights on any offering of our common stock or securities exercisable or exchangeable for our common stock. CLCH, an affiliate of Mr. Hastings, pursuant to a registration rights agreement dated June 24, 2013, has one right to demand registration of its shares of our common stock that it acquired in the Merger, and has similar piggy-back rights to those held by

Messrs. Rosenfeld, Sgro and Monahan. We will bear the expenses incurred in connection with any registration statement filed as a result of the exercise of any demand registration rights.

In connection with the Merger, we issued a promissory note in the principal amount of $17,500,000 to CLCH, as a representative of the Former SAE stockholders, as Merger consideration to the Former SAE stockholders. The note is unsecured, is subordinate to the borrowings outstanding under our $80,000,000 senior Credit Agreement (as amended, the “2012 Credit Agreement”), carries an annual interest rate of 10% and is due and payable in full on June 24, 2023. Interest payments are due semi-annually under the note, subject to certain restrictions under the 2012 Credit Agreement. Of the principal amount of the promissory note $8,874,000, $3,248,000, $773,000, $121,000 and $88,000 is payable to CLCH LLC, Seismic Management Holdings Inc., Brent Whiteley, Mike Scott, and Darin Silvernagle, respectively. In connection with the execution of Amendment No. 3 to the 2012 Credit Agreement, CLCH, LLC, Seismic Management Holdings Inc. and Brent Whiteley, agreed to allow us to withhold the interest payments payable to them in respect of their individual interests as stockholders of Former SAE under the note until such payments are permitted to be made under the 2012 Credit Agreement, which is expected to be in the fourth quarter of 2014.

Prior to the Merger, we reimbursed our officers and directors for reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. As of June 24, 2013, we had reimbursed our founding stockholders an aggregate of approximately $28,000 for out-of-pocket business expenses incurred by them in connection with activities on our behalf.

Prior to the Merger, Crescendo Advisors II, LLC, an affiliate of Eric S. Rosenfeld, our Chairman of the Board and Chief Executive Officer prior to the Merger and now a member of our board of directors, made available to us certain general and administrative services, including office space, utilities and administrative support, as we required from time to time. We paid Crescendo Advisors II, LLC $10,000 per month for these services. Eric S. Rosenfeld is the majority owner of Crescendo Advisors II, LLC. Accordingly, Mr. Rosenfeld benefitted from providing these services to the extent of his interest in Crescendo Advisors II, LLC. However, this arrangement was solely for our benefit and was not intended to provide Mr. Rosenfeld compensation in lieu of a salary. Payment of these fees ended upon consummation of the Merger.

Prior to the Merger, as necessary to meet our working capital needs, Eric S. Rosenfeld, at the time our Chairman of the Board and Chief Executive Officer, and Crescendo Advisors II, LLC, an affiliate of Mr. Rosenfeld, loaned us funds. Prior to the Merger, Crescendo Advisors II, LLC transferred its portion of such loans to David D. Sgro, at the time a director of ours and our chief financial officer. As of December 31, 2013, there were $500,000 in such loans outstanding evidenced by the notes payable to Messrs. Rosenfeld and Sgro, which was the maximum amount outstanding under such loans during 2013. Each Note, at the holder’s discretion, was convertible into the warrants to purchase our common stock at a price of $0.50 per Warrant. Messrs. Rosenfeld and Sgro elected to convert the full principal balance of the notes into warrants to purchase an aggregate of 1,000,000 shares of our common stock on January 8, 2014, and they tendered such warrants in exchange for an aggregate of 100,000 shares of our common stock in our warrant exchange, which was completed in February 2014.

Prior to the Merger, Jeff Hastings, our Executive Chairman, individually and through his controlled company CLCH, LLC, which was the majority stockholder of Former SAE, periodically paid expenses on behalf of Former SAE, which Former SAE reimbursed on a dollar-for-dollar basis as cash became available. During the period ended June 24, 2013, Former SAE reimbursed Mr. Hastings approximately $192,000, and Brian A. Beatty, its President and CEO, approximately $69,000, in the aggregate for expenses incurred on behalf of Former SAE. During the period June 25, 2013 to December 31, 2013, we reimbursed Mr. Hastings and Mr. Beatty an aggregate of approximately $11,000 and $18,000, respectively, for expenses incurred on our behalf.

For the period January 1, 2013 to June 24, 2013, Former SAE paid CLCH, LLC $84,000 in dividends on preferred shares.

Immediately prior to the Merger, Former SAE, at the direction of the Board of Directors, distributed dividends to the Former SAE stockholders, including dividends to CLCH, LLC, which is controlled by Jeff Hastings, and Seismic Management, LLP, which is controlled by Brian A. Beatty, of $7,923,000 and $5,009,000 respectively. Brent Whiteley, who became a Director and our Chief Financial Officer, General Counsel and Secretary upon closing of the Merger, received a dividend of $442,000, and Mike Scott and Darrin Silvernagle, who also became executive officers upon closing of the Merger, received dividends of $69,000 and $25,000, respectively.

In connection with the Merger, CLCH, LLC, which was the majority stockholder of Former SAE, and Seismic Management, LLP, received aggregate Merger consideration valued at approximately $8,803,000 and $1,392,000, respectively, at the closing of the Merger. Brent Whiteley, Mike Scott and Darrin Silvernagle received aggregate Merger consideration valued at $331,000, $52,000 and $38,000, respectively.

On January 1, 2009, Former SAE entered into a revolving credit agreement with CLCH, which provided for a credit line to Former SAE for working capital purposes of up to $3,000,000. Amounts outstanding under this credit agreement bore interest at a rate of 8.5% per annum and were payable on demand. During 2013, Former SAE made payments of principal and interest to CLCH of $53,000 in the aggregate. The largest aggregate amount of principal outstanding under the credit agreement with CLCH during 2013 was $53,000. On February 7, 2013, the loan was repaid in full and the line was closed.

Former SAE leased seismic equipment from Encompass and Seismic Management, LLP, pursuant to lease agreements executed in 2010. Brian A. Beatty, together with his wife, owns a controlling interest in Encompass and owns all of the outstanding partnership interests in Seismic Management. The leases could be terminated by any party at any time. We paid no rent to Encompass and Seismic Management during the year ended December 31, 2013. Former SAE purchased leased equipment in the amount of approximately $1,483,000 for the year ended December 31, 2013 from Encompass and Seismic Management.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Grant Thornton LLP served as Former SAE’s principal certified public accounting firm commencing July 16, 2012 and continued as our independent registered public accounting firm following the Merger.

In the event our stockholders do not ratify the appointment, the appointment will be reconsidered by the audit committee. Regardless of the outcome of the vote, however, the audit committee at all times has the authority within its discretion to recommend and approve any appointment, retention or dismissal of our independent registered public accounting firm.

Grant Thornton LLP representatives are expected to attend the annual meeting in person. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2014.

Change in Auditor

Marcum, LLP served as our independent registered public accounting firm from our inception on February 2, 2011 until the Merger and our appointment of Grant Thornton LLP as our independent registered public accounting firm. The decision to change independent registered accounting firms was made by our Audit Committee effective as of June 24, 2013, because the historical financial statements of Former SAE became our historical financial statements after the Merger.

Marcum LLP’s report on our pre-Merger financial statements for the year ended December 31, 2012 and the period from February 2, 2011 (inception) through December 31, 2011, contained an explanatory paragraph relating to substantial doubt about the ability of us and our subsidiary to continue as a going concern, as described in Note 1 to our consolidated financial statements included in our annual report on Form 10-K filed on March 4, 2013. Marcum LLP’s reports on our financial statements for the year ended December 31, 2012 and the period from February 2, 2011 (inception) through December 31, 2011, did not contain an adverse opinion or disclaimer of opinion, nor were such reports otherwise qualified or modified as to audit scope or accounting principles. During the period from February 2, 2011 (inception) through December 31, 2012 and the subsequent interim period preceding Marcum LLP’s dismissal (from January 1, 2013 to June 24, 2013), there were no disagreements with Marcum LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of Marcum LLP, would have caused it to make a reference to the subject matter of the disagreement(s) in connection with its reports covering such periods. In addition, no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K, occurred during the period from February 2, 2011 (inception) through December 31, 2012 and the subsequent interim period preceding Marcum LLP’s dismissal (from January 1, 2013 to June 24, 2013).

During the period from February 2, 2011 (inception) through December 31, 2012 and the subsequent interim period preceding the engagement of Grant Thornton LLP (from January 1, 2013 to June 24, 2013), we did not consult Grant Thornton LLP regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and either a written report was provided to us or oral advice was provided that Grant Thornton LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or a “reportable event” (as described in paragraph 304(a)(1)(v) of Regulation S-K).

Principal Auditor Fees and Services

In connection with the audit of the 2013 financial statements, we entered into an engagement agreement with Grant Thornton LLP that sets forth the terms by which Grant Thornton LLP would perform audit services for us. The following table shows the fees billed to us or accrued by us for the audit and other services provided by Grant Thornton LLP for 2013 and 2012:

	2013	2012
Audit Fees(1)	$2,351,645	$579,009
Total	$2,351,645	$579,009

(1)	Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements, restatement of quarterly financials, audits of subsidiaries, statutory audits of subsidiaries required by governmental or regulatory bodies, consents, and assistance with and review of documents filed with the SEC.

Pre-Approval of Audit and Non-Audit Services

Our Audit Committee charter provides that all audit services and non-audit services must be pre-approved by the committee. The Audit Committee may delegate authority to grant pre-approvals of audit and permitted non-audit services to a subcommittee consisting of one or more members of the Committee, provided that any pre-approvals granted by any such subcommittee must be presented to the full Audit Committee at its next scheduled meeting. From time to time, the audit committee has delegated to the chairman of the committee the authority to pre-approve audit, audit-related and permitted non-audit services.

All non-audit services were reviewed with the audit committee or the chairman, which concluded that the provision of such services by Grant Thornton LLP was compatible with the maintenance of such firm's independence in the conduct of its auditing functions.

AUDIT COMMITTEE REPORT

To the Stockholders of SAExploration Holdings, Inc.:

It is the responsibility of the Audit Committee of the Board of Directors of SAE to oversee the company’s financial reporting and disclosure process on behalf of the entire board. SAE’s management has the primary responsibility for the Company’s financial statements and the reporting process, including the systems of internal controls. The primary responsibilities of the Audit Committee are to select and retain SAE’s auditors (including review and approval of the terms of engagement and fees), to review with the auditors SAE’s financial reports (and other financial information) provided to the SEC and the investing public, to prepare and publish this report and to assist the board of directors with oversight of the following:

•	the integrity of SAE’s financial statements;
•	SAE’s compliance with legal and regulatory requirements;
•	the qualifications, independence and performance of SAE’s independent registered public accounting firm; and
•	the performance of SAE's internal auditors and internal audit function.

The Board of Directors adopted a written charter for the Audit Committee, which is posted on SAE’s website at www.saexploration.com.  The Audit Committee is satisfied with the adequacy of the charter based upon its evaluation of the charter during fiscal 2013.

In the performance of its oversight function, the Audit Committee met six times during 2013. The Audit Committee (i) reviewed and discussed SAE’s audited consolidated financial statements for the year ended December 31, 2013 with management and the independent registered public accounting firm; (ii) discussed with SAE’s independent registered public accounting firm the matters required to be discussed by Public Accounting Oversight Board (“PCAOB”) Auditing Standards No. 16, “Communication with Audit Committees,” as currently in effect; and (iii) received the written disclosures and the letter from SAE’s independent accountants required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and discussed the independent registered public accounting firm’s independence with the independent registered public accounting firm.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board that the financial statements referred to above be included in SAE’s annual report on Form 10-K for the year ended December 31, 2013.

Members of the Audit Committee:
David D. Sgro, Chairman
Gregory R. Monahan
Gary Dalton

STOCKHOLDER PROPOSALS AND OTHER STOCKHOLDER COMMUNICATIONS

Our 2015 Annual Meeting of Stockholders is expected to be held on or about June 18, 2015 unless the date is changed by our board of directors. If you are a stockholder and you want to include a proposal in the proxy statement for the year 2015 Annual Meeting, you need to provide it to SAE by no later than February 25, 2015. You should direct any proposals to Brent Whiteley, Chief Financial Officer, General Counsel and Secretary, SAExploration Holdings, Inc., 1160 Dairy Ashford Rd., Suite 160, Houston, Texas 77079. In addition, our bylaws establish advance notice procedures with regard to certain matters, including director nominations, to be brought before an annual meeting. If you are a stockholder and you want to present a matter of business to be considered at the 2015 Annual Meeting, you must give timely notice of the matter, in writing, to our Corporate Secretary. To be timely, the notice has to be given between March 20, 2015 and April 19, 2015.

Stockholders and interested parties may communicate with SAE’s Board of Directors, any committee chairperson or the non-management directors as a group by writing to the Board or committee chairperson in care of SAExploration Holdings, Inc., 1160 Dairy Ashford Rd., Suite 160, Houston, Texas 77079. Each communication will be forwarded, depending on the subject matter, to the Board of Directors, the appropriate committee chairperson or all non-management directors.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Our 2013 annual report, which includes the annual report on Form 10-K for the fiscal year ended December 31, 2013 we filed with the SEC, is being mailed to all stockholders of record with this proxy statement. The annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

Pursuant to the rules of the SEC, we and the services that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of our annual report to stockholders and our proxy statement. Upon written or oral request, we will deliver a separate copy of the annual report to stockholder and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that we deliver single copies of such documents in the future. Stockholders may notify us of their requests by calling or writing us at:

SAExploration Holdings, Inc.
1160 Dairy Ashford Rd., Suite 160
Houston, Texas 77079
Attention: Investor Relations
Telephone: (281) 258-4409
Email: rabney@saexploration.com

A copy of our annual report on Form 10-K, which includes our financial statements for the fiscal year ended December 31, 2013, is available without charge upon written request to the address set forth above.

OTHER BUSINESS

We are not aware of any matters to be acted upon at the 2014 Annual Meeting other than those described above. The persons named in the proxies will vote in accordance with the recommendation of the Board of Directors on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. Discretionary authority for them to do so is contained in the proxy.

Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

12294 SAExploration CST_03 6/25/14 6:17 PM Page 1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

SAExploration

Label Area 4" x 1 3/4"

2014 Annual Meeting of Stockholders

July 17, 2014
10:00 A.M. Eastern Time

Executive Boardroom No. 1
14th Floor
Grand Hyatt New York
109 East 42nd Street
New York, NY 10017

This Proxy is Solicited On Behalf Of The Board Of Directors

Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this ☒

Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposal 2.

1. To elect three Class A directors

NOMINEES: Jeff Hastings
Brent Whiteley
Gary Dalton

FOR all Nominees listed to the left except as marked to the contrary to the left	WITHHOLD AUTHORITY to vote for all nominees listed to the left
☐	☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)

FOR	AGAINST	ABSTAIN
☐	☐	☐

This Proxy when properly signed will be voted in the manner directed on this Proxy by the undersigned. If no direction is made, this Proxy will be voted "FOR" all nominees for director and "FOR" Proposal 2.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, Proxy Statement and the Company's 2013 Annual Report.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature __________ Signature __________ Date ________, 2014.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

12294 SAExploration CST_03 6/25/14 6:17 PM Page 2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders of SAExploration Holdings, Inc. to be held July 17, 2014.

The Notice of Annual Meeting of Stockholders and Proxy Statement and Annual Report are available at http://investors.saexploration.com/annuals.cfm

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

SAExploration

SAExploration Holdings, Inc.

Proxy for Annual Meeting of Stockholders Solicited by the Board of Directors

The undersigned hereby appoints Jeff Hastings, Brian Beatty and Brent Whiteley, or any of them, with full power of substitution, to represent the undersigned and to vote all the shares of common stock of SAExploration Holdings, Inc. (the "Company") that the undersigned is entitled to vote at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, July 17, 2014, at 10:00 a.m., Eastern Time, in Executive Boardroom No. 1 on the 14th floor of the Grand Hyatt New York, 109 East 42nd Street, New York, NY 10017, and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES FOR DIRECTOR AND "FOR" PROPOSAL 2. THIS PROXY CONFERS DISCRETIONARY AUTHORITY ON THE PROXY HOLDERS TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING THAT THE BOARD OF DIRECTORS DID NOT HAVE NOTICE OF PRIOR TO THE DATE SPECIFIED IN THE PROXY STATEMENT.

(Continued, and to be marked, dated and signed, on the other side)